Exhibit 99.1

Liquidity Services Announces Appointment of Jorge Celaya as Chief Financial Officer

WASHINGTON - July 23, 2015 — Liquidity Services (NASDAQ: LQDT), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, is pleased to announce the appointment of Jorge Celaya as Executive Vice President and Chief Financial Officer (CFO), effective August 10, 2015. Mr. Celaya will serve as a member of the Company’s executive leadership team.

Mr. Celaya brings to Liquidity Services over 25 years of capital markets, financial accounting, operations and strategic transformation experience for global publicly held companies across diverse industries. Mr. Celaya will succeed Jim Rallo who will focus solely on his previously announced role as President of Liquidity Services’ Retail Supply Chain Group. Together, these changes add further focus and leadership depth to the ongoing transformation and growth initiatives of Liquidity Services.

Prior to joining the Company, Mr. Celaya was co-founder of Avanz Capital, an independent investment firm focused on private equity investing in emerging markets.  From July 2007 to March 2010, Mr. Celaya was Executive Vice President and Chief Financial Officer of FTI Consulting, a global provider of business restructuring, financial consulting, and e-discovery software and services.  From October 2003 to February 2007, Mr. Celaya served as Executive Vice President and Chief Financial Officer of Sitel Corporation, a global provider of business process outsourcing services. From 1990 to October 2003, Mr. Celaya held various U.S. and international positions at Schlumberger across a variety of industry sectors, including energy and technology. Mr. Celaya holds a Bachelor of Arts and a Masters in Business degree from the University of Texas at Austin.

“We are delighted to welcome Jorge to our executive team and thank Jim for his many years of prior CFO service. Jorge’s background will be invaluable as we execute our LiquidityOne Transformation program and other strategic initiatives to drive profitable growth across our business,” said Bill Angrick, Chairman and CEO of Liquidity Services.

“It is exciting to join Liquidity Services during this phase of its development. It is a great opportunity to leverage my experience in driving improved profitability and financial strength to facilitate long term business objectives,” said Mr. Celaya.

About Liquidity Services

Liquidity Services is a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus. We partner with global Fortune 1000 corporations, middle market companies, and government agencies to intelligently transform surplus assets and inventory from a burden into a liquid opportunity that fuels the achievement of strategic goals. Our superior service, unmatched scale, and ability to deliver results enable us to forge trusted, long-term relationships with over 7,000 clients worldwide. With approximately $1 billion in annual sales proceeds, and nearly 3 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart surplus solutions. Let us build a better future for your surplus. Visit us at LiquidityServices.com.

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Media Contact

Jeanette Hanfling

Director of Public Relations

202-467-5723

Jeanette.Hanfling@liquidityservices.com

Investor Contact

Julie Davis

Senior Director, Investor Relations

202.558.6234

julie.davis@liquidityservices.com